                                                                   EXHIBIT 10.2a

                            FIFTH AMENDMENT TO LEASE

         THIS FIFTH AMENDMENT TO LEASE ("Fifth Amendment") is made this 13 day March, 2000, by and between THE REALTY ASSOCIATES FUND IV, L.P., a Delaware limited partnership, successor in interest to Baker Dennard Co. ("Landlord") and SUMMIT NATIONAL BANK, a national banking association ("Tenant").

                                  WITNESSETH:

         WHEREAS, Baker Dennard Co., Landlord's predecessor in interest, and Tenant entered into that certain Lease Agreement dated December 3, 1993 (the "Lease"), as amended by that certain Amendment #1 dated May 18, 1994 (the "First Amendment"), as further amended by that certain Amendment #2 dated February 19, 1997 (the "Second Amendment"), as further amended by that certain Amendment #3 dated September 26, 1997 (the "Third Amendment") and as further amended by that certain Fourth Amendment to Lease Agreement dated December 31, 1998 (the "Fourth Amendment") (the Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment shall be known collectively herein as the "Lease") pursuant to which Tenant leased that certain premises on the first and third floors of the building located at Plaza Square North, 4360 Chamblee-Dunwoody Road, Atlanta, Georgia (the "Building") and known as Suites 109, 300, 301 and 302, said premises containing, in the aggregate, Nineteen Thousand Four Hundred Three (19,403) rentable square feet of office space, which consists of Eight Thousand Nine Hundred Forty One (8,941) rentable square feet of office space on the first floor ("First Floor Premises") and Ten Thousand Four Hundred Sixty Two (10,462) rentable square feet of office space on the third floor ("Third Floor Premises") (collectively the "Premises");

         WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term, and to amend certain other terms and conditions of the Lease as herein provided.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

         1. RECITALS. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

         2. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

         3. LANDLORD. All references in the Lease to Baker Dennard Co., as Landlord, shall now apply to The Realty Associates Fund IV, L.P., which acquired the Building.


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

         4. TERM. The Term of the Lease with respect to the First Floor Premises is hereby extended for ten (10) years, commencing on January 1, 2001 (the "First Floor Premises Renewal Date") through December 31, 2010 (inclusively, the "First Floor Premises Renewal Term"), unless sooner terminated pursuant to any provision of the Lease or hereof; and the Term of the Lease with respect to the Third Floor Premises is hereby extended for seven (7) years, commencing on the First Floor Premises Renewal Date through December 31, 2007 (inclusively, the "Third Floor Premises Renewal Term"), unless sooner terminated pursuant to any provision of the Lease or hereof.

         5.       FIXED MINIMUM RENT.

                  a. Notwithstanding anything to the contrary in the Lease, Tenant shall pay Fixed Minimum Rent to Landlord with respect to the First Floor Premises during the First Floor Premises Renewal Term in the manner and at the times set forth in the first paragraph of Section 3 of the Lease according to the following schedule:

                  FIRST FLOOR PREMISES

                                    Annual Fixed Minimum     Monthly Fixed
               Period                        Rent            Minimum Rent
         ------------------         --------------------     -------------
         1/01/01 - 12/31/01              $156,467.50           $13,038.96
         1/01/02 - 12/31/02              $160,401.54           $13,366.80
         1/01/03 - 12/31/03              $164,424.99           $13,702.08
         1/01/04 - 12/31/04              $168,537.85           $14,044.82
         1/01/05 - 12/31/05              $172,740.12           $14,395.01
         1/01/06 - 12/31/06              $177,031.80           $14,752.65
         1/01/07 - 12/31/07              $181,412.89           $15,117.74
         1/01/08 - 12/31/08              $185,972.80           $15,497.73
         1/01/09 - 12/31/09              $190,622.12           $15,885.17
         1/01/10 - 12/31/10              $195,450.26           $16,287.52

                  b. Notwithstanding anything to the contrary in the Lease, Tenant shall pay Fixed Minimum Rent to Landlord with respect to the Third Floor Premises during the Third Floor Premises Renewal Term in the manner and at the times set forth in the first paragraph of Section 3 of the Lease according to the following schedule:


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

                  THIRD FLOOR PREMISES

                                Annual Fixed Minimum           Monthly Fixed
               Period                  Rent                    Minimum Rent
         ------------------     --------------------           -------------
         1/01/01 - 12/31/01         $183,085.00                $15,257.08
         1/01/02 - 12/31/02         $187,688.28                $15,640.69
         1/01/03 - 12/31/03         $192,396.18                $16,033.01
         1/01/04 - 12/31/04         $197,208.70                $16,434.05
         1/01/05 - 12/31/05         $202,125.84                $16,843.82
         1/01/06 - 12/31/06         $207,147.60                $17,262.30
         1/01/07 - 12/31/07         $212,273.98                $17,689.49

                  c. As of the First Floor Premises Renewal Date, Paragraph 2 of the Fourth Amendment is hereby deleted in its entirety

                  d. As of the First Floor Premises Renewal Date, Section 3(a) of the Lease shall be deleted in its entirety.

         6. OPERATING EXPENSE INCREASES AND REAL AND PERSONAL PROPERTY TAXES. As of the First Floor Premises Renewal Date, Section 3 of the Lease is hereby modified by adding the following sub-sections (f), (g) and (h) to the end thereof:

                  "(F) OPERATING EXPENSE INCREASES. Tenant shall pay to Landlord during the Term hereof, in addition to the Fixed Minimum Rent, Tenant's Share of the amount by which all Operating Expenses for each Comparison Year (as defined in Section (f)2) herein below) exceeds the amount of all Operating Expenses (as defined in Section (f)3) herein below) for the Base Year (as defined in Section (f)10) herein below). If less than 95% of the rentable square feet in the Building is occupied by tenants or Landlord is not supplying services to 95% of the rentable square feet of the Building at any time during any calendar year (including the Base Year), Operating Expenses for such calendar year shall be an amount equal to the Operating Expenses which would normally be expected to be incurred had 95% of the Building's rentable square feet been occupied and had Landlord been supplying services to 95% of the Building's rentable square feet throughout such calendar year (hereinafter the "Grossed Up Operating Expenses"). Landlord's good faith estimate of Grossed Up Operating Expenses shall not be subject to challenge or recalculation by Tenant. Tenant's Share of Operating Expense increases shall be determined in accordance with the following provisions:

                  1) "TENANT'S SHARE" is defined as the percentage set forth in Section (f)9), which percentage has been determined by dividing the number of rentable square feet in the Premises by the total number of rentable square


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

         feet in the Building. In the event that the number of rentable square feet in the Building or the Premises changes, Tenant's Share shall be adjusted in the year the change occurs, and Tenant's Share for such year shall be determined on the basis of the days during such year that each Tenant's Share was in effect.

                  2) "COMPARISON YEAR" is defined as each calendar year during the Term of this Lease after the Base Year. Tenant's Share of the Operating Expense increases for the last Comparison Year of the Term of this Lease shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

                  3) "OPERATING EXPENSES" shall include all costs, expenses and fees incurred by Landlord in connection with or attributable to the Building, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the Building, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, walls, structural elements, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment ("HVAC") (including, but not limited to, the cost of replacing or retrofitting HVAC equipment to comply with laws regulating or prohibiting the use or release of chlorofluorocarbons or hydrochlorofluorocarbons), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems;
         (iii) the cost of all insurance purchased by Landlord and enumerated in
         Section 7 of this Lease, including any deductibles; (iv) the cost of water, sewer, gas, electricity, and other utilities available at the Building and paid by Landlord; (v) the cost of labor, salaries and applicable fringe benefits incurred by Landlord; (vi) the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Building; (vii) the reasonable cost of accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Building plus the cost of any space occupied by the property manager and leasing agent (if Landlord is the property manager, Landlord shall be entitled to receive a fair market management fee); (viii) the cost of operating, replacing, modifying and/or adding improvements or equipment mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby (including, but not limited to, the cost of complying with the Americans With Disabilities Act and regulations of the Occupational Safety and Health Administration); (ix) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (x) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection


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

         with the operation of the Building; (xi) the cost of all business licenses, including Business Professional and Occupational License Tax and Business Improvements Districts Tax, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (xii) transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees; (xiii) all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program; (xiv) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (xv) the cost of installing intrabuilding network cabling ("INC") and maintaining, repairing, securing and replacing existing INC; (xvi) vault rentals; and (xvii) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an "Operating Expense". Real Property Taxes (as defined in Section (g) hereof) shall be paid in accordance with Section
         (g) below and shall not be included in Operating Expenses.

                  4) Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party or by insurance proceeds.

                  5) If the cost incurred in making an improvement or replacing any equipment is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized over the useful life of the improvement or equipment, as reasonably determined by Landlord, together with an interest factor on the unamortized cost of such item equal to the lesser of (i) twelve percent (12%) per annum, or (ii) the maximum rate of interest permitted by applicable law.

                  6) Tenant's Share of Operating Expense increases shall be payable by Tenant within ten (110) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord's option, however, Landlord may, from time to time, estimate what Tenant's Share of Operating Expense increases will be, and the same shall be payable by Tenant monthly during each Comparison Year of the Term of the Lease, on the same day as the Fixed Minimum Rent is due hereunder. In the event that Tenant pays Landlord's estimate of Tenant's Share of Operating Expense increases, Landlord shall use its best efforts to deliver to Tenant within one hundred eighty (180) days after the expiration of each Comparison Year a reasonably detailed statement (the "Statement") showing Tenant's Share of the actual Operating Expense increases incurred during such year. Landlord's failure to deliver the Statement to Tenant within said period shall not constitute Landlord's waiver of its right to collect said amounts or otherwise prejudice Landlord's rights hereunder. If Tenant's payments under this Section 3(f)6) during said Comparison Year exceed Tenant's Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Share of Operating Expense increases next failing due. If Tenant's payments under this
         Section 3(f)6) during said Comparison Year were less than Tenant's Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Operating Expense increases, notwithstanding that the Term of the Lease may have terminated before the end of such Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.

                  7) The computation of Tenant's Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred.

                  8) If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant's sole expense, not later than sixty (60) days following receipt of such Statement, to cause Landlord's books and records in respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord's regular business hours. Tenant's Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant's right to undertake an audit with respect to any calendar year shall expire sixty (60) days after Tenant's receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such sixty (60) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant agrees that the results of any Operating Expenses audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.

                  9) Tenant's Share with respect to the Premises is equal to 19.10%.

                  10) Tenant's Share with respect to the Third Floor Premises only is equal to 10.30%


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

                  11) The Base Year is the calendar year 2001.

         (g)      REAL AND PERSONAL PROPERTY TAXES.

                  1) PAYMENT OF TAXES. Tenant shall pay to Landlord during the Term hereof, in addition to Fixed Minimum Rent and Tenant's Share of Operating Expense increases, Tenant's Share of the amount by which all "Real Property Taxes" (as defined in Section 3(g)2) below) for each Comparison Year exceeds the amount of all Real Property Taxes for the Base Year. Tenant's Share of Real Property Tax increases shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant's Share of Operating Expense increases as provided in Section 3(f) of this Lease. Except as expressly provided in Section 3(g)4 below, if the Real Property Taxes incurred during any Comparison Year are less that the Real Property Taxes incurred during the Base Year, Tenant shall not be entitled to receive any credit, offset, reduction or benefit as a result of said occurrence.

                  2) DEFINITION OF "REAL PROPERTY TAX." As used herein, the term "Real Property Tax" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Project or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Project or in any portion thereof, unless such tax is defined as an Operating Expense by Section 3(g)3) Real Property Taxes shall not include income, inheritance and gift taxes.

                  3) PERSONAL PROPERTY TAXES. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant's use of the Premises. If any of Tenant's personal property shall be assessed with Landlord's real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

                  4) REASSESSMENTS. From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds. If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a "reduction"), Landlord shall credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes (if a reduction applies to Tenant's Base Year, the Base Year Real Property Taxes shall be reduced by the amount of the reduction


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

         and Tenant's Share of Real Property Tax increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Base Year amount). All costs incurred by Landlord in obtaining the Real Property Tax reductions shall be considered an Operating Expense. In addition, all accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an Operating Expense.

         (H) CAP ON OPERATING EXPENSE INCREASES. Notwithstanding anything to the contrary in this Section 3, Tenant shall not be obligated to pay to Landlord its share of increases in Operating Expenses to the extent that such increases exceed seven percent (7%) of the previous calendar year's Operating Expenses provided, however, that there shall be no limitation on the payment by Tenant of increases in Operating Expenses that cannot be controlled by Landlord (eq., utility costs, insurance costs, real property tax increases and any other costs that are beyond Landlord's reasonable control). The foregoing limitations shall be applied separately during each year of the Lease Term. If Operating Expenses have increased by more that seven percent (7%) in a previous calendar year and by less than seven percent (7%) in a subsequent calendar year, Landlord shall have the right to pass through to Tenant the increase Landlord was unable to pass through in the previous calendar year in the subsequent calendar year provided that Landlord does not exceed in any year a maximum increase of seven percent (7%). For example, assume that the Operating Expenses of the Building, other than utilities, insurance, taxes and any other costs, beyond the reasonable control of Landlord (the "Controllable Expenses") for the calendar year 2000 increased by ten percent (10%). Assume further that said Controllable Expenses in the calendar year 2001 increased by one percent (1%). In this event, Tenant's Share of Controllable Expenses increases could be increased by four percent (4%) in 2001.

         7. AMERICAN WITH DISABILITIES ACT. As of the First Floor Premises Renewal Date, Section 17 of the Lease is hereby modified by adding the following at the end of Section 17:

                  "Tenant shall, at Tenant's sole expense, comply with all requirements of the Americans With Disabilities Act that relate to the Premises, and all federal, state and local laws and regulations governing occupational safety and health."

         8. NOTICES. As of the First Floor Premises Renewal Date, The notice address for Landlord set forth in Section 26 ofthe Lease is hereby amended as follows:

         If to Landlord:            The Realty Associates Fund IV, L.P.
                                    c/o Trammell Crow Company
                                    Five Concourse Parkway, Suite 2000
                                    Atlanta, Georgia 30328

         With a copy to:            TA Associates Realty
                                    28 State Street
                                    Boston, MA 02109
                                    Attention: Ms. Pamela Adamian

         9.       IMPROVEMENTS.

                  a. As of the First Floor Premises Renewal Date, Tenant hereby accepts the Premises in its "as-is" condition existing on the Renewal Date. Landlord shall have no obligation to construct any improvements to the Premises on behalf of Tenant. Tenant acknowledges that all obligations of Landlord pursuant to 44(j) of the Lease have been met.

                  b. Landlord shall construct improvements ("Improvements") for the Premises in accordance with the Work Letter Agreement attached hereto as Schedule 1. In connection thereto, Landlord hereby grants to Tenant an "Improvement Allowance" of up to Two Hundred Thousand and 00/100 Dollars ($200,000.00), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown, as that term is defined in the Work Letter Agreement. The Improvement Allowance may be used towards the costs of such Improvements throughout the initial five (5) years of the First Floor Premises Renewal Date, but in no event beyond December 31, 2004.

                  c. Tenant hereby acknowledges that the Improvements shall be constructed in accordance with Paragraph 9b. above, while Tenant is in occupancy of the Premises, and Landlord's actions in connection with constructing such Improvements shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the construction of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by the construction of the Improvements or Landlord's actions in connection with the construction of the Improvements. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize unreasonable interference with Tenant's use and occupancy of the Premises during any construction of the Improvements.

         10. HAZARDOUS MATERIAL. As of the First Floor Premises Renewal Date, the Lease is hereby modified by adding the following Section 45:

                  "45. For purposes of this Lease, the term "Hazardous Material" means any hazardous substance, hazardous waste, infectious waste, or toxic substance, material, or waste which becomes regulated or is defined as such by any local, state or federal governmental authority, Except for small quantities of ordinary office supplies such as copier toners, liquid paper, glue, ink and common household cleaning materials, Tenant shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Premises or the Building by Tenant, its agents or employees. Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Building, damages for the loss or restriction of use of rentable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees) which arise during or after the current or any renewal term of the Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions and any cleanup, remedial removal, or restoration work required due to the presence of Hazardous Material caused by Tenant, its agents or employees. Tenant shall promptly notify Landlord of any release of a Hazardous Material in the Premises or at the Building of which Tenant becomes aware, whether caused by Tenant or any other person or entity. The provisions of this Section 45 shall survive the termination of the Lease."

         11. TERMINATION OPTION. As of the First Floor Premises Renewal Date, Paragraph 4 of the First Amendment and Paragraph 3 of the Second Amendment shall be deleted in their entirety.

         12.      OPTION TO RENEW.

         (a) Provided that Tenant is not in default at the time of Tenant's exercise of either option or at the commencement of either extended term(s), Tenant shall have one (1) three (3) year option to renew this Lease with respect to the Third Floor Premises ("Third Floor Option") and one (1) five (5) year option to renew this Lease with respect to the First Floor Premises ("First Floor Option"). Tenant shall provide to Landlord on a date which is prior to the date that the applicable option period would commence (if exercised) by at least one hundred eighty (180) days and not more than two hundred seventy (270) days, a written notice of the exercise of such option to extend the Lease for the respective additional option term(s), time being of the essence. Such notice shall be given in accordance with Section 26 of the Lease, as amended herein. If notification of the exercise of either option is not so given and received, all options granted hereunder shall automatically expire. Fixed Minimum Rent applicable to the First Floor Premises and the Third Floor Premises for their respective option term(s) shall be equal to the "Fair Market Rental" as hereinafter defined. All other terms and conditions of the Lease shall remain the same.

         (b) If the Tenant exercises the option, the Landlord shall determine the fair market rental by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within fifteen (15) days after Tenant exercises its option. Tenant shall have fifteen (115) days ("Tenant's Review Period") after receipt of Landlord's notice of the new fixed minimum rent within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such fair market rental, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date") then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the State of Georgia and who specializes in the field of commercial office space leasing in the metropolitan Atlanta, Georgia market, has at least five (5) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party. Such two individuals shall each determine within ten (10) days after their appointment such fixed minimum rent. If such individuals do not agree on fixed minimum rent, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above. If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Dekalb County Board of Realtors. In the event the Dekalb County Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Dekalb County, Georgia. The third individual shall within ten
(10) days after his or her appointment make a determination of such fixed minimum rent. The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the fixed minimum rent payable pursuant to this Paragraph 12(b), the parties shall promptly execute an amendment to the Lease stating the fixed minimum rent so determined.

         (c) The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a .0net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space. The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the option period.

         13. RIGHT OF FIRST OFFER. Provided Tenant is not in default hereunder beyond any applicable cure periods at the time of Tenant's exercise of the option or at the commencement of the option term, and subject to all other options held by tenants of the Building, Tenant shall have the right of first offer to lease Three Thousand Four Hundred Nine (3,409) rentable square feet of office space on the Third (3rd) Floor of the Building and known as Suite 320 ("Suite 320") and Two Thousand Three Hundred Twenty Six (2,326) rentable square feet of office space on the Third (3rd) floor of the Building and known as Suite 305 ("Suite 305") that is vacant or becomes vacant. Prior to leasing either or both Suite 320 or Suite 305, Landlord shall give Tenant written notice of its intent to lease either or both Suite 320 or Suite 305. Tenant may exercise such right only as to all of the space described in the Landlord's notice, and not to merely a part of such space. Tenant shall have ten (10) business days in which to provide Landlord with written notice of its election to exercise such right. The Fixed Minimum Rent payable for Suite 320 and/or Suite 305 shall be at the Fair Market Rental of each space which such Fair Market Rent shall take into consideration the length of the lease term. Additionally, Landlord may require additional security from Tenant as consideration for leasing the option space to Tenant. If the parties are unable to agree on Fair Market Rental the provisions of Paragraph 12(b) hereinabove shall apply. If Tenant does not give Landlord written notice of its election to lease either or both Suite 320 and Suite 305, such space within the ten (10) business day period, Landlord shall thereafter be free to lease such space to a third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant. In the event that Landlord offers any space to Tenant pursuant to this right of first offer, and Tenant elects not to lease the space, the space so offered shall no longer be subject to this right of first offer, and thereafter Landlord shall not be obligated to offer said space to Tenant.

         14. BROKERS. Tenant represents and warrants to Landlord that Tenant has not dealt with any realtor, broker, agent or finder in connection with this Fifth Amendment other than Trammell Crow Company and ICON Commercial Interest, L.L.C. (the "Brokers"). Landlord shall pay a commission to the Brokers in accordance with the terms of a separate agreement between Landlord and the Brokers. Landlord and Tenant shall indemnify and hold each other harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming through or under either party in connection with this Fifth Amendment. The foregoing notwithstanding, Landlord agrees to indemnify Tenant from and against any claim for any compensation, commission or charges claimed by Ashwood Properties, Inc. in connection with this Fifth Amendment.

         15. REAFFIRMATION OF TERMS. All other terms, covenants and provisions of the Lease are hereby confirmed and ratified and except as modified herein, shall remain unchanged and in full force and effect.

         16. REPRESENTATIONS. Tenant hereby represents and warrants to Landlord that Tenant (i) to the best of Tenant's knowledge, is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Fifth Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Fifth Amendment.

         17. COUNTERPART COPIES. This Fifth Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Fifth Amendment.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment as of the day and year first above written.

                  LANDLORD:

                  The Realty Associates Fund IV, L.P., a Delaware limited partnership

                  By: Realty Associates Fund IV LLC, a Massachusetts limited liability company, general partner

                           By:      Realty Associates Advisors LLC, a
                                    Delaware limited liability company, Manager

                                    By:      Realty Associates Advisors Trust, a
                                             Massachusetts business trust, sole
                                             member


                                             By: /s/ JANENE P. BEHLER
                                                --------------------------------

                  By: Realty Associates Fund IV Texas Corporation, A Texas corporation, general partner


                           By: /s/ JANENE P. BEHLER
                              --------------------------------------------------
                                              JANENE P. BEHLER
                                              REGIONAL DIRECTOR

                  TENANT:

                  Summit National Bank, a national banking association


                  By: /s/ Gary McClung
                     -------------------------------------------------
                  Its: Exec. Vice President
                      ------------------------------------------------

                                   SCHEDULE 1

                             WORK LETTER AGREEMENT

1. Base Building Work. Landlord and Tenant understand and acknowledge that this Agreement relates only to "non-base building" work in,the Premises. The "base building work" has been or will be performed by Landlord at Landlord's sole cost and expense. The term "base building work" means and refers to the following elements of the Premises: concrete floors (without floor covering); unfinished perimeter walls; unfinished ceilings (without acoustical ceilings, ceiling tiles, suspension system, insulation or light fixtures); closets for telephone and electrical systems (but not the systems themselves); building systems within the building core only as follows: mechanical (including heating, ventilating and air conditioning systems), electrical and plumbing systems; and primary fire sprinkler distribution loop connected to core (secondary branch distribution to the Premises to accommodate Tenant's specific tenant improvements shall not be considered base building work).

2.       Plans and Specifications.

         2.1. Space Plan. Within five (5) days after the execution of the Fifth Amendment, Landlord shall submit to Tenant for approval a detailed space plan ("Space Plan") for the Premises prepared by Landlord's architects and consultants, which shall include without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. If applicable, Landlord reserves the right to approve Tenant's architect and/or space planner. Tenant agrees to cooperate with Landlord and its design representatives in connection with the preparation of the Space Plan. Within five (5) days after receipt by Tenant of the Space Plan, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein.

         2.2. Plans. Based on the approved Space Plan, Landlord shall cause its architects and engineers to prepare and submit to Tenant for approval detailed plans, specifications and working drawings ("Plans") for the construction of Tenant's leasehold improvements to the Premises ("Improvements"). Landlord reserves the right to approve any space planner, architect or engineer if employed by Tenant. As used herein, the term "Improvements" shall include all non-base building work to be done in the Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wall coverings), window coverings, electrical (excluding the cost of computer cabling, Tenant's telephone system and wiring, and any other special electrical or wiring dedicated to the Tenant's operations or business) plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. If Tenant has leased an entire floor, the Improvements shall include finished toilet


                                     Sch1-1
rooms, corridors and elevator vestibules. Landlord shall submit the Plans to Tenant for approval within fifteen (15) business days following Tenant's approval of the Space Plan. Within three (3) days after receipt by Tenant of the Plans, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within three (3) days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein.

3. Specifications for Building Standard Improvements. Specifications and details for building standard improvements ("Standards") are available in the office of the Building. Except as specified in Section 4 below, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord's consent as set forth in Section 4 below.

4. Grounds for Disapproval. Tenant may request deviations from the Standards for Improvements provided that the deviations ("Non-Standards") shall not be of lesser quality than the Standards. Landlord shall not be required to approve any item of the Space Plan, the Plans or the Non-Standards that (a) does not conform to applicable governmental regulations or is disapproved by any governmental agency; (b) requires building service (including electrical power) beyond the level normally provided to other Tenants in the Building; or (c) overloads the floors.

5.       Improvement Cost and Allowance.

         5.1. Cost Breakdown. Within a reasonable period following approval of the Plans, Landlord shall provide Tenant with a breakdown of the estimated total cost of the Improvements ("Cost Breakdown"), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the Space Plan and the Plans (inclusive of the initial Space Plan and all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor's overhead and supervision fees and the construction supervisory fee referred to in Section 6.3 hereof). Landlord and Tenant shall mutually agree upon the general contractor who shall provided such Cost Breakdown, and it shall be deemed reasonable for Landlord to disapprove such general contractor if: (i) such general contractor's primary business is not the construction of tenant/interior finish work in commercial office buildings; (ii) such general contractor is not licensed to do business in Dekalb County, Georgia; and (iii) such general contractor is a general contractor with whom Landlord or its agent has had unsatisfactory dealings in the past. Within five (5) days after receipt by Tenant of the Cost Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Plans.

         5.2. Improvement Allowance. Landlord hereby grants to Tenant an "Improvement Allowance" of up to Two Hundred Thousand and 00/100 Dollars


                                     Sch1-2

($200,000.00), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown. In the event that the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Improvement Allowance by cashier's check, which payment shall be made within five (5) days of Landlord's notice to Tenant that Landlord is prepared to commence construction. The Improvement Allowance may be used towards the costs of such Improvements throughout the initial five (5) years of the First Floor Premises Renewal Date, but in no event beyond December 31, 2004.

         5.3. Cost Increases. In the event that the cost of the Improvements increases subsequent to Tenant's approval of the Cost Breakdown due to the requirements of any governmental agency imposed with respect to the construction of the Improvements or due to any other unforeseeable circumstances, Tenant shall pay to Landlord the amount of such increase within five (5) days of Landlord's written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance.

         5.4. Change in Plans. In the event that Tenant requests a change in the Plans subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant as to any increases in the cost of the Improvements. Tenant shall approve or disapprove such change within five (5) days of written notice. In the event that Tenant approves such change, Tenant shall accompany its approval with payment in the amount of the increase; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance. Landlord shall have the right to decline Tenant's request for a change in the approved Plans if the change is inconsistent with Sections 2, 3 or 4 above, or if the change would, in Landlord's sole opinion, unreasonably delay construction of the Improvements.

         5.5. No Refund. If the actual cost of the Improvements does not exceed the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Fifth Amendment.

6.       Construction of Improvements.

         6.1. Construction. Within a reasonable period following approval of the Cost Breakdown by Tenant, and upon payment of any sum required under Section
5.2 above, Landlord shall instruct its contractor to secure a building permit and commence construction.

         6.2. Completion. Landlord shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction of the Premises.

         6.3. Construction Supervisory Fee. The cost of the Improvements shall include a construction supervisory fee equal to three percent (3%) of the total cost


                                     Sch1-3
of the Improvements for the supervision of the construction of the Improvements by Landlord.

7. Incorporation. This Agreement is and shall be incorporated by reference in the Fifth Amendment, and all of the terms and conditions of the Fifth Amendment are and shall be incorporated herein by this reference.


                                     Sch1-4